Exhibit 99.1

Item 9.01 (c).

CANTERBURY PARK HOLDING CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the first quarter ended March 31, 2005.

The Company earned net income of $1,080,428 on revenues of $11,722,555 for the three months ended March 31, 2005, compared to net income of $1,260,178 on revenues of $11,385,965 for the same period in 2004.  Diluted earnings per share for the first quarter of 2005 were $.26 compared to $.30 for the same period last year.  Further results for the first three months of 2005 are presented in the table below.

Revenues for the quarter increased $336,590, a 3.0% increase over the quarter ended March 31, 2004.  This increase is primarily due to an 8.0% increase in Card Club revenues to $7.4 million from $6.9 million for the same period in 2004. The Card Club revenue increase represents a 19.2% increase from poker games partially fueled by the continued popularity of televised poker tournaments, offset by a 5.5% revenue decrease from casino games mainly due to new competition from Native American casinos which have expanded their gaming operations to include some of the same “unbanked” card games as those offered at Canterbury Park.  In addition, the overall increase in Card Club revenues was partially offset by an 8.3% decrease in pari-mutuel revenues to $2.9 million from $3.2 million for the same period in 2004. This decrease is primarily attributable to poor weather conditions on the East Coast, which resulted in the cancellation of hundreds of races, and also reflects growing competition from internet wagering on simulcast racing.  Operating expenses increased $690,000, a 7.6% increase compared to the 2004 first quarter, reflecting greater operating costs associated with the increased level of business in the Card Club, as well as higher costs associated with the implementation of requirements imposed by the Sarbanes-Oxley Act of 2002.

Randy Sampson, Canterbury Park’s President commented: “The slight decline in first quarter net income was not entirely unexpected given the growing competition from the internet and Native American casinos, and the significant investment required in preparing for compliance with the Sarbanes-Oxley Act.  On the other hand, we are pleased with the continued success and increasing popularity of poker”.  “Also, we are looking forward to the upcoming 2005 racing season,  which began on Saturday, May 7th with the largest attendance and on-track handle since the Racetrack reopened in 1995.  This year’s enhancements include a new group sales area, improvements to the training track, upgrading the summer barns and a new state-of-the-art equine exercise pool.  In addition, we have expanded the live meet from 67 to 69 days of racing with the highest purse structure in the history of Canterbury Park.”

About Canterbury Park:

Named to Fortune Small Business’ July 2004, 100 fastest growing small companies list (#52), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 69-day 2005 live race meet began on May 7th and ends September 5, 2005.    In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 31 poker tables, and 19 tables offering a variety of card games.  The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.    For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:  From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, the adoption of legislation in 2004 that differs from the legislation currently pending in the Minnesota legislature, legislative and regulatory changes subsequent to 2004, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

(UNAUDITED)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Operating Revenues	$11,722,555	$11,385,965

Operating Expenses	$9,795,375	$9,105,737

Income from Operations	$1,927,180	$2,280,228

Non-Operating Income, net	$17,368	$9,250

Income before Income Tax Expense	$1,944,548	$2,289,478

Income Tax Expense	$864,120	$1,029,300

Net Income	$1,080,428	$1,260,178

Basic Net Income Per Common Share	$0.28	$0.34

Diluted Net Income Per Common Share	$0.26	$0.30